Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Joe McGurk - Sloane & Company
	408-519-9677	212-446-1874
	dnueman@tivo.com	jmcgurk@sloanepr.com
TIVO REPORTS RESULTS FOR THE THIRD QUARTER ENDED OCTOBER 31, 2014

Total TiVo Subscriptions Jump Past 5 Million; up 32%

•	Service & Technology revenue of $88.1 million

•	Net revenue of $118.4 million; a record for the Company

•	Adjusted EBITDA of $27.7 million, up 16% year-over-year

•	Net income of $6.3 million, which included $0.8 million of after-tax incremental interest expense associated with the Company’s recent convertible debt offering

•	MSO service revenue grew 37% year-over-year; on track to almost double Fiscal 2013

•	Added 328,000 TiVo subscriptions, bringing total subscriptions to over 5.1 million, a 32% year-over-year increase

•	Cogeco launched a TiVo platform in Canada in a little over three months after a partnership announced

•	TiVo-Owned gross additions were up 9% year-over-year in third quarter and net additions were positive in October

•	Broadening TiVo’s retail product line, introduced TiVo® Roamio OTA as an Over-the-Air (OTA) solution and TiVo Mega for the high end home installation market

•	Launched Amazon Instant Video, including Prime Instant Video, Vudu, and Home Shopping Network applications on our TiVo Roamio platform

•	Repurchased $128 million or 9.9 million shares in the quarter; over $400 million worth of stock remaining to be repurchased under current authorization

SAN JOSE, CA - November 25, 2014 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the third quarter ended October 31, 2014.

Tom Rogers, President and CEO of TiVo, said, “This was a strong quarter for TiVo, highlighted by continued organic growth as well as significant progress establishing a more efficient capital structure. Adjusted EBITDA increased 16% over last year, and our growing relationships with operator partners led to the net addition of 328,000 total TiVo subscriptions, bringing total subscriptions to over 5.1 million, and 37% year-over-year growth in MSO revenue. Further, we repurchased $128 million or 9.9 million shares in the quarter and issued a new convertible debt offering with the intention to use the proceeds to repurchase the shares underlying our existing convertible security in order to reduce the dilution related to our existing convertible debt. We believe that our operational progress and our improving capital structure should translate into increased shareholder value.”

For the third quarter, service and technology revenues were $88.1 million. This compared to guidance in the range of $86 million to $89 million, and $81.7 million for the same quarter last year. TiVo reported Adjusted EBITDA of $27.7 million, compared to Adjusted EBITDA guidance of $25 million to $28 million, and compared to Adjusted EBITDA of $23.8 million in the same quarter last year. Net income was $6.3 million, compared to guidance of $6 million to $9 million. Impacting net income was $ 0.8 million of incremental interest expense associated with the Company’s recent convertible debt offering and a slightly higher than anticipated tax expense during the quarter. Year-ago net income was $12.5 million and included a GAAP tax benefit of $2 million versus a tax expense of $7.1 million this past quarter.

Rogers continued, “The 337,000 MSO subscription additions in the quarter are on top of the approximately 624,000 we added during the first two quarters of the fiscal year. We have now reached over four million total MSO subscriptions, proof that our operator relationships are thriving. The 37% increase in MSO revenue in the third quarter sets us on a course to almost double our MSO service revenue in Fiscal 2015 compared to where we were just two years ago. We expect that this positive momentum will continue as existing relationships scale, many of which are still in the early phases of deployment, and as we anticipate forming new distribution relationships.

“In terms of existing distribution relationships, this quarter we showed how quickly TiVo can be deployed to an operator’s customer base. In just a little more than three months after announcing our agreement, Cogeco Cable Canada began the rollout of TiVo to its customers in Canada. This is in addition to Wave and Blue Ridge which both launched TiVo during the third quarter.

“In our Digitalsmiths business, we drove 21% sequential quarter-over-quarter revenue growth as we continued to roll out our industry leading video discovery platform to current operator partners. We expect this growth to continue as we drive further penetration within existing distribution partners, sign additional distribution deals in the future, both in emerging lower ARPU international markets and with consumer electronics manufacturers, and through new Digitalsmiths' products which we expect to launch over the course of the next year.

“On the TiVo-Owned front, TiVo Roamio continues to receive strong critical acclaim from both consumers and industry experts. In the quarter, we delivered a 9% year-over-year increase in TiVo-Owned gross additions and were net positive in October, the first time in seven years, which we believe is an indication of the improving dynamics in our retail business. Further, our focus on addressing additional market segments such as the 15 million home Over-the-Air (OTA) market through TiVo Roamio OTA, and the high end home installation market through TiVo Mega, should help drive incremental improvements in our TiVo-Owned business. To this point, we’re seeing positive initial interest for the TiVo OTA offering and are hopeful that this will meaningfully contribute to our fourth quarter gross subscription additions.

“Additionally, we recently announced the new Amazon Instant Video app to give subscribers access to Amazon’s entire Prime Instant Video library. That was in addition to the launch of Vudu, Walmart’s subscription-free, video-on-demand movie service, which is now available on TiVo devices. And we announced that TiVo subscribers can now use the Home Shopping Network: Shop by Remote application to purchase products using their TiVo remotes.

“In addition to the improving trends in our operating business, we’re highly focused on driving value through capital allocation. In August, we announced our intention to repurchase $350 million of stock over a two and half year timeframe. Following that announcement, in September, we issued $230 million of new convertible debt, which included the use of convertible note hedge and warrant transactions. The strike price on the warrant transaction related to the notes is initially $24.00 per share, which is 75% above the closing price of TiVo’s stock on September 16, 2014. We intend to use these proceeds to repurchase the shares underlying our existing convertible security at prices much lower than the effective conversion premium connected with our new convertible debt issuance. Between the previously announced share repurchase plan and the new repurchases related to the convertible debt, we have committed to repurchase $550 million of stock, which equates to approximately a third of our current weighted average common diluted shares outstanding based on our current stock price. Further, we repurchased $128 million or 9.9 million shares during the quarter.”

Rogers concluded, “This was a solid quarter with improving financial results, strong operator growth, and continued innovation. We are pleased with where the business currently stands, and believe strongly in the prospects for growth in the coming quarters through incremental MSO distribution deals, continued improvements in our retail business supported by our best-in-class retail product offerings, and continued strategic allocations of capital to drive further meaningful value for shareholders.”

Management Provides Financial Guidance

For the fourth quarter of Fiscal Year 2015, TiVo anticipates service and technology revenues in the range of $87 million to $90 million.

TiVo expects Adjusted EBITDA to be in the range of $21 million to $24 million and net income to be in the range of $2 million to $5 million.

Included in the fourth quarter financial guidance is an expected increase in TiVo-Owned acquisition/marketing expenditure compared to the third quarter, relating to the typical seasonal efforts to drive subscriptions during the holiday season. This increased expenditure is expected to yield additional gross subscription additions. Additionally, TiVo anticipates lower hardware revenue and absolute margin compared to the third quarter due to the continuing trend of MSO partners opting for the TiVo Service on third-party hardware.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the third quarter ended October 31, 2014 financial and operating results as well as guidance outlook for the fourth quarter at 2:00 pm PT (5:00 pm ET), today, November 25, 2014. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 34313303). The Webcast will be archived and available through December 10, 2014 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 34313303.

About TiVo Inc.

TiVo Inc. (NASDAQ: TIVO) is a global leader in next-generation television services. TiVo's innovative cloud-based Software-as-a-Service solutions enable viewers to consume content across all screens in and out-of-the home, providing an all-in-one approach for navigating the 'content chaos' by seamlessly combining live, recorded, on-demand and over-the-top television into one intuitive user interface. The TiVo experience provides TV viewers with simple universal search, discovery, viewing and recording from any device, creating the ultimate viewing experience. TiVo products and services are available at retail or through a growing number of Pay TV operators world-wide. TiVo's multiple subsidiary companies provide the broader television industry and consumer electronics manufacturers, cloud-based video discovery and recommendation options, interactive advertising solutions and audience research and measurement services. More information at: www.TiVo.com.

TiVo, the TiVo logo, WishList, Season Pass, Roamio, Media TRAnalytics and The Right Audience are trademarks or registered trademarks of TiVo Inc. or its subsidiaries. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), financial guidance for TiVo's fourth quarter and full fiscal year ending January 31, 2015, future growth in TiVo's overall subscription base including both TiVo-Owned and MSO subscriptions, future improvements in TiVo’s retail business from TiVo Roamio and TiVo Roamio OTA products, future revenues, products, and distribution deals from Digitalsmiths, and future capital allocation initiatives including the amount, timing and sufficient availability of shares in the marketplace for future share repurchases. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2014, our Quarterly Reports on Form 10-Q for the periods ended April 30, 2014 and July 31, 2014, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2014	2013	2014	2013
Revenues
Service revenues	36,705	33,526	109,509	102,518
Technology revenues	51,359	48,133	151,182	117,914
Hardware revenues	30,366	35,597	76,656	79,487
Net revenues	118,430	117,256	337,347	299,919
Cost of revenues
Cost of service revenues	14,970	11,233	42,570	33,446
Cost of technology revenues	6,567	5,612	16,780	21,190
Cost of hardware revenues	28,176	33,017	70,464	73,470
Total cost of revenues	49,713	49,862	129,814	128,106
Gross margin	68,717	67,394	207,533	171,813
Research and development	25,546	27,242	76,944	80,009
Sales and marketing	10,544	10,189	31,143	27,765
Sales and marketing, subscription acquisition costs	2,734	2,628	5,451	6,483
General and administrative	14,292	15,839	45,406	60,850
Litigation proceeds	—	—	—	(108,102)
Total operating expenses	53,116	55,898	158,944	67,005
Income from operations	15,601	11,496	48,589	104,808
Interest income	1,070	1,133	3,178	3,455
Interest expense and other expense, net	(3,197)	(2,165)	(7,139)	(6,104)
Income before income taxes	13,474	10,464	44,628	102,159
Benefit (provision) for income taxes	(7,129)	2,023	(20,852)	168,947
Net income	$6,345	$12,487	$23,776	$271,106

Net income per common share
Basic	$0.06	$0.11	$0.22	$2.28
Diluted	$0.06	$0.10	$0.21	$1.98

Income for purposes of computing net income per share:
Basic	$6,345	$12,487	$23,776	$271,106
Diluted	$6,345	$13,739	$27,530	$274,863

Weighted average common and common equivalent shares:
Basic	107,497,734	116,760,061	110,303,789	118,913,986
Diluted	111,870,407	136,736,001	130,278,425	139,124,386

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	October 31, 2014	January 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$148,208	$253,713
Short-term investments	707,166	748,759
Accounts receivable, net of allowance for doubtful accounts of $464 and $429, respectively	42,339	35,151
Inventories	16,878	22,316
Deferred cost of technology revenues, current	4,777	9,103
Deferred tax asset, current	122,993	113,621
Prepaid expenses and other, current	14,698	10,922
Total current assets	1,057,059	1,193,585
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $50,547 and $52,819, respectively	11,116	10,687
Developed technology and intangible assets, net of accumulated amortization of $29,166 and $23,059, respectively	53,921	7,328
Deferred cost of technology revenues, long-term	16,144	18,108
Deferred tax asset, long-term	48,189	57,492
Goodwill	99,364	12,266
Prepaid expenses and other, long-term	7,837	2,325
Total long-term assets	236,571	108,206
Total assets	$1,293,630	$1,301,791
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$27,804	$22,918
Accrued liabilities	46,935	50,204
Deferred revenue, current	173,845	174,739
Total current liabilities	248,584	247,861
LONG-TERM LIABILITIES
Deferred revenue, long-term	282,484	331,534
Convertible senior notes	351,035	172,500
Other long-term liabilities	4,994	811
Total long-term liabilities	638,513	504,845
Total liabilities	887,097	752,706
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 138,010,253 and 134,588,456, respectively, and outstanding shares are 105,410,103 and 120,617,939, respectively	138	134
Treasury stock, at cost: 32,600,150 and 13,970,517 shares, respectively	(397,311)	(154,071)
Additional paid-in capital	1,190,483	1,112,957
Accumulated deficit	(386,736)	(410,512)
Accumulated other comprehensive income (loss)	(41)	577
Total stockholders’ equity	406,533	549,085
Total liabilities and stockholders’ equity	$1,293,630	$1,301,791

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended October 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$23,776	$271,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment and intangibles	10,270	7,778
Stock-based compensation expense	25,577	27,453
Amortization of discounts and premiums on investments	8,204	5,591
Deferred income taxes	(2,131)	(171,764)
Amortization of debt issuance costs and debt discount	1,439	721
Excess tax benefits from employee stock-based compensation	(12,289)	(515)
Allowance for doubtful accounts	183	199
Changes in assets and liabilities:
Accounts receivable	(4,128)	1,965
Inventories	5,438	(4,014)
Deferred cost of technology revenues	5,975	1,499
Prepaid expenses and other	(761)	(3,049)
Accounts payable	3,604	8,961
Accrued liabilities	2,994	(2,307)
Deferred revenue	(50,914)	354,577
Other long-term liabilities	(239)	(121)
Net cash provided by operating activities	$16,998	$498,080
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(608,052)	(747,404)
Sales or maturities of short-term investments	639,635	378,095
Acquisition of business, net of cash acquired	(128,387)	—
Acquisition of property and equipment	(4,668)	(5,406)
Net cash used in investing activities	$(101,472)	$(374,715)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	4,886	6,783
Proceeds from issuance of common stock related to employee stock purchase plan	3,649	3,791
Excess tax benefits from employee stock-based compensation	12,289	515
Proceeds from issuance of convertible senior notes, net of issuance costs	224,537	—
Proceeds from issuance of common stock warrants	30,167	—
Purchase of convertible note hedges	(54,018)	—
Treasury stock - repurchase of stock	(242,541)	(95,299)
Net cash used in financing activities	$(21,031)	$(84,210)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(105,505)	$39,155
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	253,713	157,104
Balance at end of period	$148,208	$196,259

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	Oct 31,		Three Months Ending
	2014	2013	January 31, 2015
	(In thousands)		(In millions)
Net Income	$6,345	$12,487	$2 - $5
Add back:
Depreciation & amortization	3,532	2,459	$4 - $5
Interest income & expense, other	2,113	1,032	$4
Provision (Benefit) for income tax	7,129	(2,023)	$2 - $3
EBITDA	19,119	13,955	$12 - $17
Stock-based compensation	8,549	9,843	$8 - $9
Adjusted EBITDA	$27,668	$23,798	$21 - $24
Litigation expenses	1,247	1,408	$1 - $2
Litigation proceeds (past damage awards)	—	—	—
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$28,915	$25,206	$22 - $26
EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation and TiVo’s “Adjusted EBITDA excluding litigation expenses and proceeds (past damage awards)” is Adjusted EBITDA less litigation related expenses and litigation proceeds attributable to past damage awards, but includes litigation proceeds recognized as technology licensing revenue. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenue from IP settlements nor the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

	Three Months Ended
(Subscriptions and Households in thousands)	Oct 31, 2014	Oct 31, 2013
TiVo-Owned Gross Additions:	36	33
Net Additions/(Losses):
TiVo-Owned	(9)	(21)
MSOs	337	295
Total Net Additions/(Losses)	328	274
Cumulative Subscriptions:
TiVo-Owned	928	960
MSOs	4,204	2,930
Total Cumulative Subscriptions	5,132	3,890
Average Subscriptions:
TiVo-Owned Average Subscriptions	930	974
MSO Average Subscriptions	4,035	2,775
Total Average Subscriptions:	4,965	3,749
Total MSO Households	3,651	2,664
MSO Average Households	3,521	2,535
TiVo-Owned Fully Amortized Active Product Lifetime Subscriptions	152	169
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	48%	51%
Subscriptions and Households. Management reviews these metrics, and believes they may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our TiVo-Owned and MSO Subscription and MSO Household bases as of October 31, 2014 compared to October 31, 2013. The TiVo-Owned Subscription lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled devices (such as a DVR or TiVo Mini) and for which TiVo incurs acquisition costs. The MSO Subscription lines refer to subscriptions sold to consumers by MSOs such as Virgin, ONO, RCN, Com Hem, and Suddenlink, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the average monthly subscriptions for the quarter, the total MSO households and the MSO average households for the quarter, the number of fully amortized active product lifetime subscriptions, and percent of TiVo-Owned Subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device such as a DVR or TiVo Mini for which (i) a consumer has paid or committed to pay for the TiVo service and (ii) service is not canceled. Each TiVo-Owned Subscription represents a single TiVo-enabled device (as defined above) and therefore one or more TiVo-Owned subscriptions may be present in a single household. MSO Subscriptions are a count of the number of devices that connect to the TiVo service and one or more devices may be present in a single MSO Household. TiVo-Owned subscriptions currently pay for the TiVo service on a recurring payment plan (such as a monthly or annual payment plan) or on a one-time basis for the life of TiVo-enabled device (product lifetime subscriptions). Beginning in October 2014, each TiVo Mini sale includes a product lifetime subscription for that TiVo Mini device. Subscriptions do not include soft-clients (i.e. iPad application or web portal) or digital tuning adapter users. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total.
We define a "household" as one or more devices associated with the same contract or customer number. We currently do not report TiVo-Owned households as we currently receive incremental revenue for each new TiVo-Owned Subscription in the TiVo-Owned business whereas, in some cases, our MSO customers pay us on a per household basis.
We calculate average subscriptions for the period by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate the average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We calculate Average MSO Households for the period by adding the average households for each month and dividing by the number of months in the period. We calculate the average households for each month by adding the beginning and ending households for the month and dividing by two. We are not aware of any uniform standards for defining subscriptions or households and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber, subscription, household or a TiVo-enabled device which may not be consistent with how we define a subscription or household for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSO Subscription and MSO Household data is dependent in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended October 31,
TiVo-Owned Churn Rate	2014	2013
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	930	974
TiVo-Owned subscription cancellations	(45)	(54)
TiVo-Owned Churn Rate per month	(1.6)%	(1.8)%
TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned Subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity, CableCARDTM installation issues, and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned Subscription cancellations in the period divided by the Average TiVo-Owned Subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned Subscriptions for the period by adding the average TiVo-Owned Subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned Subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended Oct 31,		Twelve Months Ended Oct 31,
	2014	2013	2014	2013
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$2,734	$2,628	$11,489	$9,954
Hardware revenues	(30,366)	(35,597)	(98,957)	(102,616)
Less: MSOs'-related hardware revenues	23,997	25,759	72,761	78,698
Cost of hardware revenues	28,176	33,017	93,627	95,317
Less: MSOs'-related cost of hardware revenues	(18,973)	(20,530)	(55,389)	(58,029)
Total Acquisition Costs	5,568	5,277	23,531	23,324
TiVo-Owned Subscription Gross Additions	36	33	144	112
Subscription Acquisition Costs (SAC)	$155	$160	$163	$208
Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned Subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.
TiVo-Owned Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors in order to evaluate the potential of our subscription base to generate revenues. Investors should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.
We calculate TiVo-Owned service revenues by subtracting MSOs'-related service revenues and Media services and other service revenues (includes Advertising, Research, and Digitalsmiths revenues), from our total reported net Service revenues. The table below provides a more detailed breakdown of our Service revenues, and reconciles to our total Service revenues in our Statement of Operations as reported (or previously reported):

	Three Months Ended
Service Revenues	Oct 31, 2014	Oct 31, 2013
	(In thousands)
TiVo-Owned-related service revenues	$21,810	$23,462
MSOs'-related service revenues	10,563	7,734
Media services and other service revenues	4,332	2,330
Total Service Revenues	$36,705	$33,526
We calculate ARPU per month for TiVo-Owned Subscriptions by taking total reported net TiVo-Owned service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned Subscriptions for the period, calculated as described above for churn rate. The following table shows this calculation:

	Three Months Ended
TiVo-Owned Average Revenue per Subscription	Oct 31, 2014	Oct 31, 2013
	(In thousands, except ARPU)
TiVo-Owned-related service revenues	21,810	23,462
Average TiVo-Owned revenues per month	7,270	7,821
Average TiVo-Owned subscriptions per month	930	974
TiVo-Owned ARPU per month	$7.82	$8.03

Technology Revenues. Revenue and cash from the contractual minimums (i.e. the following amounts do not include any additional revenues from our AT&T agreement) under our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Google/Motorola Mobility through October 31, 2014 have been:

	Technology Revenues	Cash Receipts
Fiscal Year Ended January 31,	(In thousands)
2012	$35,275	$117,679
2013	76,841	86,356
2014	136,532	464,725
Nine month period from February 1, 2014 to October 31, 2014	127,109	71,017
Total	$375,757	$739,777

Based on current GAAP, revenue and cash from the contractual minimums under all our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Motorola is expected to be recognized (revenues) and received (cash) for the remainder of the fiscal year 2015 and on an annual basis for the fiscal years thereafter as follows:

	Technology Revenues	Cash Receipts
	(In thousands)
Three month period from November 1, 2014 to January 31, 2015	$42,532	$12,562
Fiscal Year Ending January 31,
2016	171,563	83,579
2017	173,129	83,579
2018	174,411	83,579
2019	88,629	31,139
2020 - 2024	8,193	—
Total	$658,457	$294,438